AMENDMENT NO. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, effective as of July 1, 2015 (“Amendment No. I”) to the Investment Advisory Agreement, dated as of September 1, 2014 (the “Agreement”), between 1290 Funds, a Delaware statutory trust (the “Trust”), and AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware, doing business as “1290 Asset Managers” (“Adviser”).

The Trust and the Adviser agree to modify and amend the Agreement as follows:

1.	New Funds. Effective July 1, 2015, the Trust hereby appoints the Adviser as the investment adviser of the following new Funds on the terms and conditions contained in the Agreement:

1290 Global Equity Managers Fund

1290 Multi-Alternative Strategies Fund

1290 Convertible Securities Fund

1290 Unconstrained Bond Managers Fund

(collectively, the “New Funds”)

2.	Duration of Agreement.

a.	With respect to the New Funds, the Agreement will continue in effect for two years after the effective date of Amendment No. 1 and may be continued thereafter pursuant to subsection (b) below.

b.	With respect to each New Fund, the Agreement shall continue in effect annually after the date specified in subsection (a), only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”) by a vote cast in person at a meeting called for the purpose of voting on such approval, and by either the Board of Trustees or a vote of a majority of the outstanding shares of the New Fund. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a New Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Fund affected by the Agreement, or (b) all the Funds of the Trust.

3.	Appendix A: Appendix A to the Agreement, which sets forth the Funds of the Trust for which the Adviser is appointed investment adviser is hereby replaced in its entirety by Appendix A attached hereto; and

4.	Appendix B: Appendix B to the Agreement, which sets forth the fees payable to the Adviser with respect to each Fund is hereby replaced in its entirety by Appendix B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

1290 FUNDS		AXA EQUITABLE FUNDS MANAGEMENT
GROUP, LLC, doing business as “1290 ASSET
MANAGERS”
By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Chairman, Chief Executive Officer and President

APPENDIX A

AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

Funds

1290 GAMCO Small/Mid Cap Value Fund	1290 Convertible Securities Fund
1290 High Yield Bond Fund	1290 Unconstrained Bond Managers Fund
1290 SmartBeta Equity Fund
1290 Global Equity Managers Fund
1290 Multi-Alternative Strategies Fund

APPENDIX B

INVESTMENT ADVISORY AGREEMENT

The Trust will pay the Adviser, on a monthly basis, compensation computed and accrued daily at an annual rate equal to the following:

	(as a percentage of net assets)
Fund	First $1 Billion	Next $l Billion	Next $3 Billion	Next $5 Billion	Thereafter
1290 GAMCO Small/Mid Cap Value	0.750%	0.700%	0.675%	0.650%	0.625%
1290 SmartBeta Equity	0.700%	0.650%	0.625%	0.600%	0.575%
1290 Global Equity Managers	0.800%	0.750%	0.725%	0.700%	0.675%

	(as a percentage of net assets)
Fund	First $4 Billion	Next $4 Billion	Thereafter
1290 High Yield Bond	0.600%	0.580%	0.560%
1290 Convertible Securities Fund	0.700%	0.680%	0.660%
1290 Unconstrained Bond Managers Fund	0.800%	0.780%	0.760%

	(as a percentage of net assets)
Fund	First $4 Billion	Next $4 Billion	Next $2 Billion	Thereafter
1290 Multi-Alternative Strategies Fund	0.500%	0.490%	0.480%	0.470%